EXHIBIT 10.79

OFFICE BUILDING LEASE

This Lease between Verizon Business Network Services, a Delaware corporation (“Landlord”), and American Teleconferencing Services, Ltd., dba Premiere Global Services (“Tenant”), is dated as of November 12, 2009 for reference purposes only.

1. LEASE OF PREMISES.

In consideration of the Rent (as defined in Section 5.2 below) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, as defined in Section 2.i below and shown on the floor plan attached hereto as Exhibit “A.” The Premises are located within the Building described in Section 2.c and Project described in Section 2.j. Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees, to use of the Common Areas (as defined at Section 2.e).

2. DEFINITIONS.

As used in this Lease, the following terms shall have the following meanings:

a.	Base Rent:

	Months of Term	Annual Base Rent	Monthly Base Rent
	(As of Commencement Date)	(Per Sq. Ft. Rentable Area)

	1 – 12*	$11.25	$82,247.81
	13 – 24	$11.75	$85,903.26
	25 – 36	$12.25	$89,558.73
	37 – 48	$12.75	$93,214.18
	49 – 60	$13.25	$96,869.64
	61 – 72	$13.75	$100,525.10
	73 – 84	$14.25	$104,180.55
	85 – 96	$14.75	$107,836.01
	97 – 108	$15.25	$111,491.47
	109 – 120	$15.75	$115,146.93
	121 – 132	$16.25	$118,802.39
	*Base Rent is not actually payable until the Rent Commencement Date. The first month of the Term is inclusive of any initial partial calendar month in the event the Commencement Date is not the first day of the month.

b.	Broker(s):

	Landlord’s: Cushman and Wakefield Inc. and Palmer McAllister, a Cushman & Wakefield Alliance
	Tenant’s: Colliers Bennett & Kahnweiler, Inc., d/b/a Colliers International

c.	Building: Building F.

     d. Commencement Date: For purposes of this Lease, the “Commencement Date” shall be three (3) business days following the date of full execution of this Lease. For purposes of this Lease, the “Rent Commencement Date” shall be the earlier of (i) Tenant’s occupancy of all or any portion of the Premises for purposes of conducting business (however, Tenant shall not be deemed to be conducting business if it is only constructing improvements, installing fixtures or equipment and moving personal property into the Premises and not otherwise conducting business from all or any portion of the Premises), or (ii) September 1, 2010.

     e. Common Areas: The building lobbies, utility closets, common corridors and hallways, and restrooms, garage and parking areas, stairways, elevators, spline, the cafeteria located in Building D of the Project, the conference rooms located on the second floor of Building D which are available for common use, the loading dock in Building D which is available for use on a "first-come, first-served" basis, and other generally understood public or common areas that are available for use by Tenant. Landlord shall have the right to impose reasonable rules and regulations on the use of the Common Areas at all times so long as such rules and regulations are uniformly enforced, non-discriminatory and do not materially increase Tenant's monetary obligations hereunder.

     f. Expiration Date: The last day of the one hundred thirty-second (132nd) full calendar month after the Commencement Date, unless otherwise sooner terminated or extended in accordance with the provisions of this Lease.

Landlord’s Mailing Address:	Verizon Business Network Services
c/o Cushman & Wakefield of Florida, Inc.
Mail Code FLG1-300
8800 Adamo Drive
Tampa, FL 33619-3526
Attention: Real Estate Administration

With copy to:	Verizon Business Network Services
15505 Sand Canyon Drive
Building C
Irvine, CA 92618
Attn: Manager, Real Estate, West Area

Tenant’s Mailing Address:	American Teleconferencing Services, Ltd.
d/b/a Premiere Global Services
3280 Peachtree Road, NW
Suite 1000
Atlanta, GA 30305

g. Monthly Installments of Base Rent (initial): $82,247.81 per month.

     h. Parking: Tenant shall have at no additional charge the right to use six (6) parking stalls per one thousand (1,000) rentable square feet of the Premises, for a total of five hundred twenty-six (526) parking stalls, on a non-exclusive basis in the areas designated by Landlord for parking. Landlord shall not charge Tenant's guests and visitors for parking, provided that Tenant's guests and visitors park in designated visitor spaces in the Project or in Tenant's non-exclusive parking area, and further provided that the total number of parking stalls used by Tenant and its visitors and guests does not exceed five hundred twenty-six (526) parking stalls.

     i. Premises: For purposes of this Lease, the “Premises” shall be those portions of the Building, shown on Exhibit “A,” consisting of 18,624 square feet of Rentable Area on the second (2nd) floor, 33,384 square feet of Rentable Area on the third (3rd) floor, and 35,723 square feet of Rentable Area on the fifth (5th) floor. The parties hereto hereby acknowledge that the purpose of Exhibit “A” is to show the approximate location of the Premises in the Building only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, or the elements thereof or of the accessways to the Premises or the Project. The parties stipulate that the Rentable Area of the Premises is 87,731 square feet and the Rentable Area of the Project is 773,800 square feet. If Tenant leases any Additional Space (as defined in Article 41 below) in accordance with the terms of Articles 41 and 42 below, the square footage of the Additional Space shall be determined in accordance with the standards set forth in

ANSI/BOMA Z65.1 1996, as promulgated by the Building Owners and Managers Association (“BOMA Standards”), plus a load factor of no more than twenty-eight percent (28%) to account for amenities located within the Common Areas of the Project, including but not limited to the cafeteria and spline. Additionally, Tenant shall have the option to add to the Premises one of the existing training rooms on the second (2nd) floor of Building D of the Project to the extent available at the time Tenant requests such addition and subject to mutually agreeable terms between Landlord and Tenant in connection with, but not limited to, access to the training room, term length, location, and the amount of rent. Except as otherwise agreed by Landlord and Tenant, all terms and conditions of this Lease shall apply to such training room (except for the Tenant Improvement Allowance), including the payment of Base Rent and Direct Expenses. The leasing of such training room shall be subject to the parties’ mutual agreement on a space plan for the training room.

     j. Project: The Building and any other buildings or improvements on the real property (the “Property”) located at 2424 Garden of the Gods Road, City of Colorado Springs, County of El Paso, State of Colorado and further described at Exhibit “B.” The Project is known as Garden of the Gods.

     k. Rentable Area: As to the Premises, Building and the Project, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants of the Building and Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Building and Project.

     l. Security Deposit (Article 7): Tenant shall deliver to Landlord on or before the Commencement Date a letter of credit in the amount of $3,000,000 from a financial institution reasonably acceptable to Landlord in the form attached hereto as Exhibit “E” to secure Tenant’s obligations under this Lease.

     m. State: The State of Colorado.

     n. Tenant’s Share: “Tenant’s Share” shall be 11.34%. Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project, as determined by Landlord from time to time in accordance with BOMA Standards.

     o. Tenant’s Use Clause (Article 8): Subject to Tenant’s compliance with all laws and regulations, including but not limited to zoning regulations, general office and call center use.

     p. Term: The period commencing on the Commencement Date and expiring at midnight on the Expiration Date.

     q. Extension Options (Article 40): Upon expiration of the initial Term, Tenant have two (2) options to extend the Term for five (5) years each, as more particularly described in Article 40.

3. EXHIBITS.

The exhibits listed below are incorporated by reference in this Lease:

a.	Exhibit “A” - Floor Plan showing the Premises.

b.	Exhibit “B-1” - Site Plan of the Project.

c.	Exhibit “B-2” – Legal Description of the Project.

d.	Exhibit “C” - Building Standard Work Letter.

e.	Exhibit “D” - Rules and Regulations.

f.	Exhibit “E” – Letter of Credit.

g.	Exhibit "F" – Additional Exceptions to Operating Expenses.

h.	Exhibit "G" – Generator Pad Site.

4. DELIVERY OF POSSESSION.

4.1 Delivery. Landlord shall deliver the Premises to Tenant on or before the Commencement Date with all Delivery Requirements being satisfied. For purposes hereof, the “Delivery Requirements” are as follows: (a) to the current actual knowledge of Brett Laplant, as operations manager at the Project, Tenant has not received any written notice that the Premises is in violation of any laws, codes, regulations or ordinances, (b) to the current actual knowledge of Brett Laplant, as operations manager at the Project, all heating, ventilation, air conditioning, mechanical, electrical, plumbing, life safety, elevator and other systems serving the Building and Premises are in good, operating condition, (c) the Premises shall be free of all tenancies and rights of third parties (other than Tenant’s rights), (d) all Existing FF&E (as defined below) shall be free of all liens of every kind, and (e) to the current actual knowledge of Brett Laplant, as operations manager at the Project, the roof (and all components thereof) and all structural components of the Building are in good condition. In the event that Tenant provides notice to Landlord within sixty (60) days of the Commencement Date that the Delivery Requirements were not satisfied when the Premises was delivered to Tenant, Landlord, at Landlord's sole cost and expense and without any reimbursement by Tenant, shall promptly cause the Delivery Requirements to be satisfied as determined in Landlord's sole, but reasonable discretion, and the Rent Commencement Date shall be extended one day for each day the Tenant is delayed in completing its buildout of the Premises and/or commencing business operations in the Premises as a result of the Delivery Requirements not being satisfied on or before the Commencement Date. Except as specifically set forth in this Lease, Tenant hereby agrees to accept the Premises in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, except that after the Commencement Date, Landlord shall promptly, at its sole cost and expense, repair and cover any core drillings within the Premises as reasonably identified by Tenant. Landlord shall not be required to complete such repairs prior to the Commencement Date, and a delay in completion of such repairs shall not constitute a delay in Landlord’s delivery of the Premises to Tenant. Tenant also acknowledges that, except as provided herein, Landlord has made no representation or warranty regarding the condition of the Premises (including any existing furniture, fixtures and equipment located within the Premises as of the date hereof). The acceptance of the Premises by Tenant, and Tenant’s failure to provide notice that Delivery Requirements were not met during the sixty (60) day time frame described above, shall presumptively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, and that the Delivery Requirements were met.

4.2 Construction Phase.

     a. At no additional cost to Tenant, Tenant may enter the Premises after the Commencement Date in order to commence the design and construction of the Tenant Improvements in accordance with Exhibit “C” attached hereto; provided, however, that Tenant has paid the Security Deposit (as defined below) and Tenant has obtained the insurance required by this Lease, and provided further that Landlord shall have the right to post the appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to Article 23 hereof. In connection with Tenant’s After Hours (as hereinafter defined) access to the Premises prior to the Rent Commencement Date, Landlord shall provide supplemental security guard services at $15.25 per hour for each additional security guard required to provide access to the Premises to Tenant and to monitor Tenant’s activities within the Premises. Tenant shall pay such security guard charges within thirty (30) days after receipt of an invoice identifying such charges. Other than the payment of Base Rent, all of the terms and conditions of this Lease shall apply following the Commencement Date, including the payment of Direct Expenses.

     b. Tenant shall have the right (to be exercised at Tenant's option within thirty (30) days after the Commencement Date) to use during the Term approximately 100 Systems Panel Furniture cubicles (the “Existing FF&E”) currently located in Suites D4 and/or D5 on the 4th and 5th floors of Building D. If Tenant fails to exercise such option within such thirty (30) day period, Tenant shall be deemed to have elected not to use the Existing FF&E. If Tenant elects to use the Existing FF&E, Tenant shall relocate the Existing FF&E to the Premises, at its sole cost and expense, no later than thirty (30) days after the full execution of this Lease. Alternatively, Tenant may elect to relocate the Existing FF&E within such thirty (30) day period to a location identified by Landlord on the second (2nd) floor of the Building outside of the Premises for a period of ninety (90) days at no additional charge to Tenant for such storage, provided that Tenant shall have sole liability for any damage that occurs to the Existing FF&E while it is being stored outside of the Premises. Except as otherwise provided herein, Tenant shall accept the Existing FF&E in its “as-is” condition. Landlord represents and warrants that Landlord owns the Existing FF&E free and clear of all liens and encumbrances. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities in any way arising or resulting from or in connection with the Existing FF&E which arise after the delivery of the Premises to Tenant. If Tenant elects within the thirty (30) day period provided above to use the Existing FF&E in the Premises, Tenant shall be responsible for disposing of any of the Existing FF&E it will not use at Tenant's sole cost and expense within the time frames provided above. If Tenant elects within the thirty (30) day period provided above not to use the Existing FF&E in the Premises, Landlord shall be responsible for disposing of the Existing FF&E at Landlord's sole cost and expense.

5. RENT.

5.1 Payment of Base Rent. Commencing on the Rent Commencement Date, Tenant agrees to pay the Base Rent for the Premises. Commencing on the Rent Commencement Date, Monthly Installments of Base Rent shall be payable in advance on the first day of each calendar month of the Term to Landlord at Landlord’s mailing address above. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Base Rent for the partial month shall be prorated on a per diem basis. The Security Deposit shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease. The Rent (as hereinafter defined) shall be paid to Landlord at such place as Landlord may from time to time designate by not less than thirty (30) days written notice to Tenant, without any prior demand therefor and, except as set forth herein, without deduction or offset, in lawful money of the United States of America.

5.2 Additional Rent.

     a. General Terms. In addition to paying the Base Rent specified in Section 5.1 of this Lease, commencing on the Commencement Date, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 2.n and 5.2(b)(1) of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Section 5.2 as Additional Rent shall be payable for the same periods (however, the payment of Additional Rent commences on the Commencement Date) and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Section 5.2 shall survive the expiration of the Term. Landlord may upon expiration of the Term deliver to Tenant an estimate of any Base Rent, Additional Rent or other obligations outstanding, and Landlord may either deduct such amount from any funds otherwise payable to Tenant upon expiration or require Tenant to pay such funds immediately. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 5.2(d) below.

     b. Definitions of Key Terms Relating to Additional Rent. As used in this Section 5.2, the following terms shall have the meanings hereinafter set forth:

               (1) “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses,” as those terms are defined in subsections (b)(3) and (b)(5)(a), below, respectively.

               (2) “Expense Year” shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires.

               (3) “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, except for electricity to the Premises as provided in Article 9 below, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of Landlord’s Insurance (as defined below); (iv) the cost of landscaping, decorative lighting, and relamping, the cost of maintaining and repairing fountains, sculptures, bridges and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair, restoration, and maintenance, including, without limitation, resurfacing, repainting, restriping and cleaning; (vi) fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees (including, without limitation, any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all contractors, engineers, consultants and all other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, administration, maintenance and repair of the Building and the Project; (vii) payments under any equipment rental agreements or management agreements related to the management or operations of the Building or Project (including the cost of any actual or charged management fee and the actual or charged rental of any management office space); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital repairs, improvements or replacements, or other costs incurred, in connection with the Project (A) which are intended to effect economies in the operation, cleaning or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation, or (E) which are repairs, replacements or modifications of related to the “Building Systems,” as that term is defined in Section 11.1 of this Lease, below; provided, however, that any capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in subsection (b)(5)(a) below; (xv) the cost of operating the cafeteria in Building D (net of any revenue generated by the cafeteria and paid to Landlord); and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project or related to the use or operation of the Project to the extent such payments would otherwise be passed through as Operating Expenses if directly incurred by Landlord. Notwithstanding anything to the contrary herein, Operating Expenses shall not include any items listed on Exhibit "F". If any party related to Landlord performs any services or supplies any goods, the cost of which is included in Operating Expenses, the amount included in Operating Expenses with respect to such services or supplies shall not exceed the amount that would have been charged by a third party in an arms length transaction.

               (4) If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Furthermore, and notwithstanding anything to the contrary contained herein, Landlord shall not collect or be entitled to collect Operating Expenses from all of its tenants in the Project in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Project.

               (5) Taxes.

                         (a) “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Notwithstanding anything to the contrary contained herein, Tax Expenses shall not include personal and corporate income taxes, inheritance and estate taxes, franchise, gift and transfer taxes, all other real estate taxes attributable to a period outside of the term of the Lease, and all other real estate taxes initiated as a means of financing improvements to the Building/Project and surrounded areas thereof.

                         (b) Any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Section 5.2 for such Expense Year. If Tax Expenses for any period during the Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within 30 days after receipt of written demand and reasonable backup documentation Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this subsection (5) (except as set forth in subsection (5)(i), above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 5.2 of this Lease.

     c. Allocation of Direct Expenses.

               (1) Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i. e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 5.2(b) above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and, subject to the limitations set forth in this Lease, such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

               (2) Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

     d. Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in subsection (d)(1), below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

               (1) Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred eighty (180) days after the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Such Statement shall be accompanied by a reasonably detailed breakdown for all Operating Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Term, Tenant shall pay, with its next installment of Base Rent due or within thirty (30) days, whichever is later, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in subsection (d)(2), below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease, or if the Term has expired, Landlord will pay the Excess to Tenant in cash within thirty (30) days after demand. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this subsection (d)(1) shall survive the expiration or earlier termination of the Term.

               (2) Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Section 5.2, nor shall Landlord be prohibited from revising any Estimate Statement theretofore delivered to the extent necessary (but Landlord may not increase the Estimate more than two times in any Expense Year). Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this subsection (d)(2)). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

     e. Tenant’s Audit Rights. Tenant shall be deemed to have accepted the calculation of Tenant’s Share of Operating Expenses if Tenant does not object in writing to the Statement within one (1) year after Tenant’s receipt of the Statement. If Tenant properly notifies Landlord of a dispute as to the amount of any Additional Rent due hereunder, Tenant shall have the right, at reasonable times and upon an additional thirty (30) days notice, to inspect and audit Landlord’s accounting records at Landlord’s accounting office at Tenant's sole cost and expense, and if, after such inspection and audit, Tenant still disputes the amount of Additional Rent owed, a certification as to the proper amount shall be made by a neutral certified public accountant selected by Landlord and approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed), which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord’s original Statement overstated Operating Expenses by more than five percent (5%).

5.3 Rent Control. If the amount of Rent or any other payment due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions. Upon termination of the restrictions, Landlord shall, to the extent it is legally permitted, recover from Tenant the difference between the amounts received during the period of the restrictions and the amounts Landlord would have received had there been no restrictions.

5.4 Taxes Payable by Tenant. In addition to the Rent and any other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it becomes unlawful for Tenant to reimburse Landlord for any costs as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

6. INTEREST AND LATE CHARGES.

If either party fails to pay within ten (10) days after the date due any Rent or other amounts or charges which such party is obligated to pay under the terms of this Lease to the other party, the unpaid amounts shall bear interest at the lesser of (i) the rate of twelve percent (12%) per annum or (ii) the maximum rate then allowed by law. Tenant acknowledges that the late payment of any Monthly Installment of Base Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such installment is not received by Landlord within ten (10) days from the date it is due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such installment; provided, however, as to the first late payment of Base Rent in any calendar year, such late payment charge shall not be due and payable unless and until Tenant shall have failed to pay such Base Rent for ten (10) days after receipt from Landlord of notice of such failure. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.

7. DEPOSIT.

7.1 Security. Tenant shall deposit with Landlord on or before the Commencement Date the sum of $3,000,000 (the “Security Deposit”) in the form of a Letter of Credit (as further set forth in Section 7.2 below) as security for the performance of Tenant’s covenants and obligations under this Lease. Upon the occurrence of any event of default by Tenant (after notice and the expiration of the applicable cure period), Landlord may notify the Issuing Bank (as defined in Section 7.2 below) and thereupon receive all or a portion of the Security Deposit represented by the Letter of Credit to the extent required to cure such event of default, and use, apply, or retain the whole or any part of such proceeds to the extent necessary to make good any arrears of rent and any other damage, injury, expense or liability caused by such event of default; and thereupon, Tenant shall pay unto Landlord on demand the amount so applied in order to restore the security deposit to its original amount. Upon the termination or expiration of this Lease, Landlord shall return to Tenant any remaining balance of such deposit within thirty (30) days. Upon a sale of the Building or the Project or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Letter of Credit, to the vendee or mortgagee. With respect to the Letter of Credit, within fifteen (15) business days after notice from Landlord of any such anticipated sale, leasing or financing, Tenant, at Landlord’s sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or mortgagee, as designated by Landlord in the foregoing notice, or to have the Letter of Credit reissued in the name of the new landlord or mortgagee. To the extent actually provided to such new landlord or mortgagee by Landlord, Tenant shall look solely to the new purchaser or mortgagee for the return of such Letter of Credit, and the provisions of this Section 7.1 shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant will not assign or encumber, or attempt to assign or encumber, the Letter of Credit, and neither Landlord nor its successors or assigns shall be bound by any such actual or attempted assignment or encumbrance.

7.2 Letter of Credit. Tenant shall deliver the Security Deposit to Landlord in the form of an irrevocable letter of credit in the amount of the Security Deposit in the form attached hereto as Exhibit E (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in California (the “Issuing Bank”) that is reasonably approved by Landlord and is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Ratings Service (and is not on credit-watch with negative implications). Except as otherwise provided in the form attached as Exhibit E, the Letter of Credit shall (i) name Landlord as beneficiary, (ii) be in the amount of the Security Deposit, (iii) have a term of not less than one year, (iv) permit multiple drawings, (v) be fully transferable by Landlord multiple times without the consent of Tenant, and without the payment of any fees or charges, (vi) be unconditional except for any reasonable demand requirements of the Issuing Bank (such as a statement from Landlord that Tenant is in default), and (vii) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term through the date that is at least sixty (60) days after the final Expiration Date (as may be extended pursuant to Tenant’s right to renew pursuant to Section 41), unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by registered mail, return receipt requested, or by receipted courier service, not less than thirty (30) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. If Tenant fails to provide a Replacement Letter of Credit (as defined below) within ten (10) business days of Landlord’s receipt of a Non-Renewal Notice, Landlord shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of Section 7.1 and this Section 7.2 until the Tenant provides the Replacement Letter of Credit, at which time Landlord must return the cash Security Deposit to Tenant, and Landlord shall retain the Replacement Letter of Credit pursuant to the terms hereof. The Letter of Credit shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in California. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce. Tenant shall cooperate, at Tenant’s expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Section 7.2.

7.3 Replacement Letter of Credit. If the Issuing Bank that has issued the Letter of Credit is, for any reason (i) closed, (ii) declared insolvent by the Federal Deposit Insurance Corporation (the “FDIC”), (iii) placed in receivership by the FDIC, or (iv) placed on credit-watch with negative implications (individually or collectively, an “Issuing Bank Default”), Landlord shall, upon ten (10) business days notice to Tenant, have the right to require Tenant to provide a substitute letter of credit, in the amount of the then existing Security Deposit Letter of Credit (the “Replacement Letter of Credit”) from a new Issuing Bank reasonably satisfactory to Landlord. The Replacement Letter of Credit must conform to the requirements set forth in Section 7.2. If Tenant fails to provide the Replacement Letter of Credit within such ten (10) business day period, TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH DATE, Landlord may notify the Issuing Bank and thereupon draw all of the Security Deposit represented by the Letter of Credit, and hold such proceeds in accordance with Section 7.1 hereof until the Tenant provides the Replacement Letter of Credit, at which time Landlord must promptly return the cash Security Deposit to Tenant, and Landlord shall retain the Replacement Letter of Credit pursuant to the terms hereof.

7.4 Reduction in Security Deposit. Notwithstanding anything to the contrary contained herein, subject to the terms of this Section 7 and provided this Lease is in full force and effect, the amount of the Security Deposit shall be reduced by ten percent (10%) of the then-existing amount on the fourth (4th) anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, a "Reduction Date") for the remainder of the Term (including any extensions of the Term as provided in this Lease); provided, however, that in no event shall the Security Deposit be reduced below $250,000. Any excess Security Deposit which has been paid in cash shall be returned to Tenant within ten (10) days of the above dates.

     The amount of the Security Deposit shall not be reduced if: (i) Tenant is in default, beyond applicable notice or cure periods, on the applicable Reduction Date or on the date that Landlord consummates such reduction, or (ii) within the twelve (12) months immediately preceding the applicable Reduction Date Landlord has drawn on any portion of the security deposited hereunder by reason of a Tenant default hereunder. If Tenant is not entitled to a reduction on the applicable Reduction Date due to subsection (ii) of the preceding sentence, Tenant shall be entitled to a reduction of the Security Deposit in the amount of (a) the reduction which would have occurred but for Tenant's failure to comply with subsection (ii) of the preceding sentence on the following Reduction Date if the requirements of subsections (i) and (ii) are met on such following Reduction Date, plus (b) the applicable new reduction due on such following Reduction Date. If Tenant is entitled to any such reduction in accordance with the terms of this Section 7.4, and provided that Tenant desires to provide Landlord a replacement Letter of Credit or an amendment to the Letter of Credit (which amendment or replacement must be consistent with Exhibit E in all material respects) on or following each reduction date for the reduced amount of the Security Deposit, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement Letter of Credit tendered by Tenant, or execute the amendment, as applicable.

7.5 Cash Deposit. At any time during the Term of the Lease, if Tenant so elects, Tenant may, in lieu of all or a portion of the Security Deposit being held in the form of a Letter of Credit, pay a cash deposit to Landlord to be held as the Security Deposit. In the event the Security Deposit has been paid in cash in full, the Letter of Credit shall be returned to Tenant and Landlord shall agree to the termination of the same. To the extent Tenant has paid to Landlord a cash Security Deposit less than the Security Deposit due, provided that Tenant tenders to Landlord a replacement Letter of Credit or an amendment to the Letter of Credit (which amendment or replacement must be consistent with Exhibit “E” in all material respects) on or following the payment of such cash Security Deposit, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement Letter of Credit tendered by Tenant, or execute the amendment, as applicable, in the amount of the Security Deposit required to be maintained under this Lease minus the cash payment. LANDLORD SHALL NOT BE REQUIRED TO KEEP THE CASH SECURITY DEPOSIT SEPARATE FROM ITS GENERAL ACCOUNTS AND TENANT SHALL NOT BE ENTITLED TO ANY INTEREST ON ITS CASH SECURITY DEPOSIT. Upon the occurrence of any default (beyond any applicable notice and cure periods) by Tenant, Landlord may use or apply the Security Deposit to the extent necessary to cure any such default. Upon the termination or expiration of this Lease, Landlord shall return to Tenant any remaining balance of such Security Deposit within thirty (30) days.

8. TENANT’S USE OF THE PREMISES.

Tenant shall use the Premises solely for the purposes set forth in Tenant’s Use Clause. Tenant shall not use or occupy the Premises in violation of law or any covenant, condition or restriction affecting the Building or Project or the certificate of occupancy issued for the Building or Project, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant, at Tenant’s own cost and expense, shall comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, and/or any directions of any governmental agencies or authorities having jurisdiction (collectively, “Laws”) that shall apply to the Premises by virtue of Tenant’s specific use or specific manner of use of the Premises. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Tenant shall not do or permit anything to be done in or about the Premises which will in any way materially injure or unreasonably annoy other tenants or occupants of the Building or Project, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

9. SERVICES AND UTILITIES.

Provided Tenant is not in default beyond applicable notice and cure periods, Landlord agrees to furnish utilities to Tenant (i.e., water, gas, electric, and standard heating and air conditioning) during normal operating hours. If any utilities are not separately metered, then Tenant shall pay to Landlord as Additional Rent Tenant’s Share of charges for the use of such utilities. Landlord may impose a reasonable charge for any utilities or services utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use. Nothing in this Article shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises, which shall be installed at Landlord’s sole cost and expense, except as otherwise provided herein. In the event utilities are separately metered, Tenant shall pay directly to the providing utility the charges for such utilities, and the cost of such utilities shall not be part of Direct Expenses. As of the date of execution of this Lease, Landlord intends to install a separate meter at Landlord’s sole cost and expense to measure Tenant’s electrical use.

Tenant shall also pay to Landlord as an item of Additional Rent, within thirty (30) days after delivery of Landlord’s statement or invoice therefor, Landlord’s “Standard Charges” (as hereinafter defined) for “After Hours” usage by Tenant of utilities and HVAC servicing the Premises. “After Hours” shall mean those hours outside of normal operating hours of Tenant, which normal operating hours are 8:00 a.m. to 5:00 p.m. Monday through Friday, exclusive of Federal holidays. As used herein, “Standard Charges” shall initially mean $50.00 for each hour of “After Hours” use. However, such Standard Charges is subject to adjustment by Landlord at its reasonable discretion in order to reflect changes in the cost to provide such services to Tenant at any time upon thirty (30) days notice to Tenant.

Landlord shall maintain in a manner determined in Landlord’s sole, but reasonable discretion, the Project and Common Areas in a good working order and condition, including providing lighting to all Common Areas, passenger and freight elevator service and, at Landlord’s sole discretion, security. Except as provided herein, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services or any utilities where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project pursuant to applicable law. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by the HVAC system, or in the event occupancy levels are greater than the current HVAC system can comfortably accommodate, Landlord reserves the right to require Tenant to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof shall be paid by Tenant to Landlord upon demand by Landlord.

Landlord shall furnish elevator service, lighting replacement for building standard lights, restroom supplies, and window washing services in a manner that such services are customarily furnished to comparable buildings in the area. Tenant shall provide its own janitorial services for the Premises at its sole cost and expense.

In the event that any utilities or any of the services to be provided by Landlord are interrupted or terminated as a result of Landlord's negligence, but not as the result of (i) curtailment in services imposed by any governmental authority, (ii) failure of the public utilities to furnish necessary services, or (iii) Tenant’s negligence, gross negligence or willful misconduct (a “Service Interruption”), and Tenant is prevented from using, and does not use, the Premises or any portion thereof for the purpose for which Tenant was using the Premises or such portion of the Premises immediately prior to such Service Interruption, for five (5) consecutive business days following notice to Landlord of such Service Interruption (“Eligibility Period”), then Rent payable under this Lease shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be prevented from using, and does not use, the Premises or a portion thereof in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.

If Tenant shall require electric current in excess of what Landlord determines is reasonably necessary for standard office use of the Premises, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole, but reasonable discretion.

10. CONDITION OF THE PREMISES.

Except as otherwise as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the Premises, and subject to Landlord’s obligation to satisfy the Delivery Requirements, Tenant shall accept the Premises in its “AS IS” condition on the Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation, express or implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its broker, other than as may be contained herein or in a separate exhibit or addendum signed by Landlord and Tenant. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

11. CONSTRUCTION, REPAIRS AND MAINTENANCE.

11.1 Landlord’s Obligations. In accordance with the cost allocation set forth in Section 5.2, Landlord shall maintain and repair (i) the structural portions of the Building (the “Building Structure”), (ii) the Building’s mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems (other than fixtures located inside the Premises) (collectively, the “Building Systems”), and (iii) the Common Areas. The manner in which the Common Areas are maintained and operated shall be at the sole, but reasonable discretion of Landlord. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that such alterations or additions do not materially interfere with or unreasonably disturb Tenant’s use and occupancy of the Premises. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to pay for the cost of repairs or upgrades to the Building Structure, the Building Systems and/or the Common Areas to the extent required because of (i) Tenant’s use of the Premises for other than normal and customary office operations, (ii) excessive use of the HVAC systems (i.e, use during non-standard business hours), and/or (iii) Tenant’s improvements and alterations. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or the Premises. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises. Landlord shall use commercially reasonable efforts to not interfere with Tenant’s business operations in connection with Landlord performing any maintenance, repair or replacement in the Project.

11.2 Tenant’s Obligations.

     a. Tenant shall perform Tenant’s Work to the Premises as described in Exhibit “C.”

     b. Tenant at Tenant’s sole expense shall, except for services furnished by Landlord pursuant to Article 9 hereof, maintain the Premises in good order, condition and repair, including the interior surfaces of the ceilings, walls and floors, all doors, all interior windows, all plumbing, pipes and fixtures, electrical wiring, switches and fixtures, HVAC equipment within the Premises, Building Standard furnishings and special items and equipment installed by or at the expense of Tenant.

     c. Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof, the need for which arises out of (i) Tenant’s use or occupancy of the Premises, (ii) the installation, removal, use or operation of Tenant’s Property (as defined in Article 13) in the Premises, (iii) the moving of Tenant’s Property into or out of the Building, or (iv) the act, omission, misuse or negligence of Tenant, it agents, contractors, employees or invitees.

     d. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently prosecute it to completion within thirty (30) days after receipt of notice from Landlord (or, in the case of an emergency, such shorter time as is reasonable given the situation), then Landlord will have the right to do such acts and expend such funds at the expense of

Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the prime commercial rate then being charged by Bank of America NT&SA plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum rate then allowed by law. Except to the extent of Landlord's negligence or willful misconduct, Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result of performing any such work.

11.3 Compliance With Law. Landlord and Tenant shall each do all acts required to comply with all Applicable Laws (as defined in Section 33 below) relating to their respective maintenance obligations as set forth herein. Tenant shall do all acts required to comply with all covenants and restrictions recorded against the Project as of the date hereof.

11.4 Waiver by Tenant. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

11.5 Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant within thirty (30) days of demand. Tenant shall not install business machines or mechanical equipment which cause noise or vibration to such a degree as to be reasonably objectionable to Landlord or other Building tenants.

11.6 Notice to Landlord. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises, but in no event later than ten (10) days following Tenant’s discovery of such damage or defect.

11.7 Repair at Termination of Lease. Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord clean and in good condition, except for normal wear and tear and damage by casualty that Tenant is not obligated to repair. Any damage to the Premises, including any structural damage, resulting from Tenant’s use or from the removal of Tenant’s fixtures, furnishings and equipment pursuant to Section 13.2 shall be repaired by Tenant at Tenant’s expense.

11.8 Building Renovations. Except as expressly provided herein, it is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, the Project or any part thereof and that no representations respecting the condition of the Premises, the Building, the Project or any part thereof have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the buildings in the Project and/or the Common Areas of the Project. In connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building; provided that Landlord shall use commercially reasonable efforts to ensure that such Renovations do not materially interfere with or unreasonably disturb Tenant’s use, occupancy, access to and improvement of the Premises. Provided Landlord's performance of the Renovations does not prevent Tenant’s reasonable use of and access to the Premises, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Provided Landlord's performance of the Renovations does not prevent Tenant’s reasonable use of and access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises. In the event Landlord's performance of the Renovations requires the temporary closing of the cafeteria located in Building D, Landlord shall use commercially reasonable efforts to provide substitute food service within reasonable proximity to the Premises during such temporary closure. In the event Landlord's performance of the Renovations requires temporary closing of the conference rooms located on the second floor of Building D, Landlord shall provide alternate conference rooms in the Project within reasonable proximity to the Premises for Tenant's use to the extent such alternate conference rooms are available.

12. ALTERATIONS AND ADDITIONS.

12.1 Landlord’s Consent; Performance. Tenant shall not make any additions, alterations or improvements to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s consent may be conditioned on Tenant’s removing any such additions, alterations or improvements upon the expiration of the Term (provided that if requested by Tenant, Landlord shall advise Tenant at the time Landlord consents to such additions, alterations or improvements whether removal of the same by Tenant will be required at the expiration of the Lease), and restoring the Premises to the same condition as on the date Tenant took possession. All work with respect to any addition, alteration or improvement shall be done in a good and workmanlike manner by properly qualified and licensed personnel approved by Landlord, and such work shall be diligently prosecuted to completion. Landlord may, at Landlord’s option, require that any work required in connection with Tenant's alterations relating to the Building Structure or Building Systems be performed by Landlord’s contractor, in which case the cost of such work shall be paid for before commencement of the work. Tenant shall pay to Landlord upon completion of any such work by Landlord’s contractor, an administrative fee of ten percent (10%) of the cost of the work. Notwithstanding the foregoing, Tenant shall have the right to make interior, non-structural alterations and improvements to the Premises without Landlord’s consent provided the same does not affect the exterior of the Building or any portion of the Building Structure or Building System, and such alterations do not exceed $50,000.00 in the aggregate in any given calendar year.

12.2 Liens. Tenant shall pay the costs of any work done on the Premises pursuant to Section 12.1, and shall keep the Premises, Building and Project free and clear of any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility and Landlord shall have the right to enter the Premises and post such notices at any reasonable time. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed additional rent under this Lease payable within thirty (30) days after written request by Landlord, and shall be without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

12.3 Completion Bond. In the event the total estimated cost of any proposed additions, alterations or improvements to be made in or to the Premises is in excess of the then current Security Deposit, Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond in an amount equal to the excess of such total estimated cost over the amount of the then current Security Deposit, to protect Landlord against any liability for mechanic’s and materialmen’s liens and to insure timely completion of the work. Nothing contained in this Section 12.3 shall relieve Tenant of its obligation under Section 12.2 to keep the Premises, Building and Project free of all liens.

12.4 Property of Landlord. Unless their removal is required by Landlord as provided in Section 12.1, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which can be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 13.2.

13. LEASEHOLD IMPROVEMENTS; TENANT’S PROPERTY.

13.1 Landlord’s Property. All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the Term, including the initial Tenant Improvements (as defined in Section 2.1 of the Work Letter attached as Exhibit "C" hereto), whether or not by or at the expense of Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 13.2 or if required by Landlord.

13.2 Tenant’s Property. All movable partitions, cubicles, business and trade fixtures, machinery and equipment, liebert units, computer racks and other computer equipment, communications equipment and office equipment located in the Premises, and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building, and all furniture, furnishings, and other articles of movable personal property owned by Tenant and located in the Premises (collectively “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.

13.3 Generators and Supplemental HVAC.

     a. So long as this Lease is in full force and effect and Tenant is not in default under this Lease beyond applicable notice and cure periods, Landlord hereby grants to Tenant an exclusive license to use, at no cost to Tenant, the generator pad site (the “Generator Pad Site”) located in the area shown Exhibit "G" attached hereto and incorporated herein. Tenant shall have the right to install, maintain, operate, repair and replace, at Tenant’s sole cost and expense, up to two (2) generators and related required equipment on the Generator Pad Site, including above-ground fuel tanks, necessary cables and generator pads (collectively, the “Generators”). If Tenant exercises the Expansion Option pursuant to Section 41 below or the Right of First Offer pursuant to Section 42 below, Tenant shall have the right to install additional generators, subject to Landlord's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such additional generators will either be located on the Generator Pad Site or at a location to be reasonably designed by Landlord. Tenant shall also have the right to install, maintain, operate, repair and replace, at Tenant’s sole cost and expense, supplemental HVAC. The size, weight, and design and exact location (if any location is then available) of the Supplemental HVAC shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Additionally, the size, weight, and design of the Generators shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. In connection with any such request for approval, Tenant shall deliver to Landlord plans and specifications setting forth with specificity the size, weight, design of the Generators and supplemental HVAC, and the proposed location of the supplemental HVAC. Tenant, at its sole cost and expense, shall place a screening fence around the perimeter of the Generators and supplemental HVAC, the design and location of which shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. The installation, maintenance, operation, repair and replacement of the Generators and supplemental HVAC shall be in accordance with the terms of this Lease, including, without limitation, the rules and regulations attached hereto and incorporated herein as Exhibit “D.” Tenant shall ensure that the Generators and supplemental HVAC are installed, maintained, operated, repaired and replaced in accordance with all Applicable Laws, including, without limitation, by obtaining all licenses, permits or approvals required to operate the Generators and supplemental HVAC, and Tenant shall promptly repair any damage to any portion of the

Project caused in connection with the Generators and supplemental HVAC. The Generators and supplemental HVAC are and shall remain the property of Tenant, and Landlord and Tenant agree that the Generators and supplemental HVAC are not, and installation of the Generators and supplemental HVAC shall not cause the Generators and supplemental HVAC to become, a fixture pursuant to this Lease or by operation of applicable law, unless otherwise agreed to by the parties in writing; provided, however, that Landlord, at Landlord's sole option, may elect to have Tenant leave the Generators at the Generator Pad Site upon expiration of the Term of this Lease. Landlord shall provide Tenant with notice of such election at least nine (9) months but no more than twelve (12) months prior to the expiration of the Term. If Landlord does not provide Tenant with such notice, Tenant shall have the right to remove the Generators upon the expiration of the Term. The Generators and supplemental HVAC shall be used solely in connection with Tenant’s permitted business operations in the Premises.

     b. Tenant shall be responsible for the operation, repair, replacement and maintenance of the Generators and supplemental HVAC at Tenant’s sole cost and expense, and upon the expiration or earlier termination of this Lease, unless the parties otherwise agree to in writing, Tenant shall remove the Generators and supplemental HVAC, promptly repair any and all damage caused as a result of such removal, and restore all affected areas to their original condition existing immediately prior to the installation of the Generators and supplemental HVAC, reasonable wear and tear excepted. Tenant agrees to operate the Generators and supplemental HVAC in such a manner so as not to materially interfere with the operation of other equipment of Landlord or other tenants or occupants of the Project located upon or occupying the Project as of the date Tenant’s Generators and supplemental HVAC are installed within the Project. If Tenant operates the Generators or supplemental HVAC in such a manner that causes such material interference to such pre-existing equipment, tenants or occupants, Tenant shall, at its sole cost and expense, promptly eliminate such condition by relocating (subject to obtaining Landlord’s prior written approval in accordance with the terms hereof) the Generators or supplemental HVAC, as applicable.

     c. Tenant acknowledges and agrees that its installation, maintenance, operation, repair and replacement and removal of the Generators and the supplemental HVAC are at its sole risk, and, except to the extent of the active negligence or willful misconduct of Landlord, Tenant hereby absolves and fully releases Landlord from any and all cost, loss, damage, expense, liability, and causes of action, whether foreseeable or not, from any cause whatsoever that Tenant may suffer to the Generators and supplemental HVAC or that Tenant or any other party may suffer in connection with the Generators and supplemental HVAC. The Generators and supplemental HVAC shall be included within the coverage of all insurance policies required to be maintained by Tenant under this Lease. Except to the extent of the active negligence or willful misconduct of Landlord, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities in any way arising or resulting from or in connection with the Generators and supplemental HVAC.

     d. Without limiting the generality of Tenant’s obligations to indemnify Landlord contained in this Lease, including, without limitation, Section 22.1 below, and except to the extent of Landlord’s negligence or willful misconduct, Tenant shall indemnify and hold Landlord harmless from and against all claims, liabilities, costs and expenses (including reasonable attorneys’ fees), which may arise out of or may be directly or indirectly attributable to (i) the presence of the Generators and supplemental HVAC, including (A) the costs of any required or necessary repair, clean up, or detoxification of any affected portion of the Premises, (B) the preparation and implementation of any closure, remedial, or other required plans and (C) all reasonable and necessary costs and expenses incurred by Landlord in connection with subparagraphs (A) and (B) herein, including reasonable attorneys’ fees; (ii) Landlord’s investigation and handling, including the defense, of any and all (1) enforcement, clean up, removal, mitigation, remediation, or other governmental or regulatory actions instituted, contemplated, or threatened pursuant to applicable law affecting the Project and relating to or resulting from the Generators and supplemental HVAC, (2) all claims made or threatened by any third party against Tenant, Landlord or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from the Generators and supplemental HVAC, whether or not any lawsuit or other formal legal proceeding shall have been commenced in respect thereof; and (3) Landlord’s enforcement of this

Section 13.3, whether or not suit is brought therefor. The provisions of this Section shall expressly survive the termination of this Lease.

     e. If requested by Landlord due to Landlord’s good faith belief that Tenant has released any Hazardous Materials or has otherwise breached Tenant’s obligations under Article 34 of this Lease, at the end of the applicable Term or other termination of this Lease or upon removal of the Generators and supplemental HVAC, if applicable, Tenant, at it sole cost and expense, shall cause a Phase I Environmental Survey of any affected portion of the Project (as determined by Landlord) to be conducted by a competent and experienced environmental engineer or engineering firm and shall provide a copy of such survey to Landlord in order to confirm Tenant’s compliance with the covenants contained in this Section 13.3.

14. RULES AND REGULATIONS.

Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit “D” and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord shall enforce all such rules and regulations in a non-discriminatory manner.

15. CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person or business, (b) causing an actual or constructive eviction from the Premises, or (c) disturbing Tenant’s use or possession of the Premises:

     a. To name the Building and Project and to change the name or street address of the Building or Project;

     b. To install and maintain all signs on the exterior and interior of the Building and Project;

     c. To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes;

     d. At any time during the Term, and on reasonable prior notice to Tenant (provided that twenty-four (24) hours will be deemed reasonable notice, except in the event of an emergency, when no notice shall be required), to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, or to others having an interest in the Project or Landlord, and during the last six (6) months of the Term, to show the Premises to prospective tenants thereof, provided that Landlord agrees that Landlord and its agents, contractors and representative shall use best efforts to minimize interference with Tenant's business in the Premises; and

     e. To enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authority. Landlord agrees that Landlord and Landlord's agents, contractors and representatives shall use best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.

16. ASSIGNMENT AND SUBLETTING.

No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Article 16.

     a. Tenant shall not, without the prior written consent of Landlord, assign, transfer or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. If Tenant is a corporation, unincorporated association, partnership, or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership, or limited liability company in excess of thirty-five percent (35%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 16.

     b. If at any time or from time to time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises (“Transfer”), Tenant shall give notice to Landlord setting forth the terms and provisions of the proposed Transfer, and the identity of the proposed assignee or subtenant (the “Transfer Notice”). Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Any assignment or sublease shall be subject to the following conditions:

               (1) Landlord shall have the right to approve such proposed assignee or subtenant, which approval shall not be unreasonably withheld. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed transfer where one or more of the following apply: (a) the proposed transferee intends to use the Premises for purposes which are not permitted under this Lease; (b) the proposed transferee is either a governmental agency or instrumentality thereof; (c) the proposed transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the transfer on the date consent is requested; (d) the proposed transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or (e) the proposed subtenant or assignee is a tenant of other space in the Project or a party with whom Landlord is then (or has in the previous 6 months) negotiating with regarding the lease of space in the Building; provided, however, Tenant shall be entitled to lease space to a tenant (or a subsidiary, affiliate or parent of a tenant) of the Project if Landlord does not then have available space in the Project of a size sufficient to accommodate such tenant’s needs;

               (2) The assignment or sublease shall be on the same terms set forth in the notice given to Landlord;

               (3) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord; and

               (4) No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained.

     c. If Landlord consents to any transfer pursuant to the terms of this Section, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such transfer under the terms of this Lease or (ii) which would cause the proposed transfer to be more favorable to the proposed transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the transfer to Landlord for its approval and other action under this Article 16.

     d. If Landlord consents to a transfer, it shall be deemed a condition thereto (which the parties hereby agree is reasonable) that Tenant shall pay to Landlord, when received by Tenant, fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section, received by Tenant from such transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such transferee in connection with the transfer in excess of the Base Rent and additional rent payable by Tenant under this Lease during the term of the transfer on a per rentable square foot basis if less than all of the Premises is transferred, minus any and all reasonable costs and expenses incurred by Tenant in consummating such assignment or sublease, including, but not limited to, brokerage commissions and attorneys’ fees. Notwithstanding anything to the contrary herein, no Transfer Premium shall be owed to Landlord in connection with an assignment or sublease that does not require Landlord’s consent. In the calculations of the rent (as it relates to the Transfer Premium calculated under this Section), and the transferee’s Rent, the Rent paid during each annual period for the Premises, and the transferee’s Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

     e. Notwithstanding the provisions of paragraphs a and b above, Tenant may, upon written notice to Landlord, assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without the necessity of obtaining Landlord’s consent, to any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all of the ownership interests or assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that (i) the Permitted Transferee assumes, in full, the obligations of Tenant under this Lease; (ii) Tenant remains fully liable under this Lease; (iii) Landlord shall have received an executed copy of all documentation effecting such transfer within thirty (30) days after its effective date; (iv) the Permitted Transfer is not subterfuge by Tenant to avoid its obligations under this Lease; and (v) subject to the terms of Article 7 above, the Permitted Transferee shall obtain a Replacement Letter of Credit.

     f. No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The consent by Landlord to any assignment or sublease or the acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant or the guarantor without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant or its guarantor of liability under this Lease. Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to any assignment or sublease in form reasonably acceptable to Landlord. Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such transfer. Landlord or its authorized representatives shall have the right upon at least twenty four (24) hours advance notice to audit the books, records and papers of Tenant relating to any transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

     g. If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall, upon demand, pay Landlord the reasonable, actual attorneys’ fees reasonably incurred by Landlord in connection with such act or request.

17. ROOF RIGHTS.

Tenant shall have the right to install and maintain on the Building roof at Tenant’s sole cost and expense, one (1) satellite dish, antennae and related communications equipment as permitted by Landlord for Tenant’s communications and data transmission network, provided that Tenant shall, at its sole cost and expense, place screening around the perimeter of such satellite dish, antennae and related communications equipment, the design and location of which shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall also have the right to install and remove, at its sole cost and expense, the cabling and conduit reasonably necessary to connect the rooftop satellite dish and equipment to Tenant’s equipment on and within the Premises. Such equipment, dish, cabling and conduit shall be at locations designated by Landlord, provided that such locations will allow Tenant to transmit and receive reception without interference (“Interference Free Location”). If from time to time a location designated by Landlord, which initially is acceptable to Tenant as an Interference Free Location, subsequently becomes unacceptable because of conditions which create interference, Landlord shall, if reasonably possible, designate and make available to Tenant a new Interference Free Location. The installation and any costs relating thereto, and the maintenance, repair, insurance obligations and liability, with respect to such equipment and dish, shall be borne completely by Tenant, although such use of space on the roof and for the cabling and conduit shall be without any cost to Tenant. Upon expiration or earlier termination of this Lease, Tenant shall remove, at Tenant’s sole cost and expense, all equipment, cabling and conduit installed pursuant to this Article 17 and repair any damage caused by such removal. Landlord shall not install equipment, nor shall Landlord permit any tenant to install any equipment, which will interfere with any of Tenant’s then existing (as of the date of installation) communications equipment provided Tenant’s equipment is operating in accordance with all Laws and manufacturer specifications.

18. HOLDING OVER.

If after expiration of the Term, Tenant remains in possession of the Premises with Landlord’s permission (express or implied), Tenant shall become a tenant from month to month only, upon all the provisions of this Lease (except as to term and Base Rent), but the “Monthly Installments of Base Rent” payable by Tenant shall be increased to one hundred fifty percent (150%) of the Monthly Installments of Base Rent payable by Tenant at the expiration of the Term. Such monthly rent shall be payable in advance on or before the first day of each month. If either party desires to terminate such month to month tenancy, it shall give the other party not less than thirty (30) days’ advance written notice of the date of termination. Nothing contained in this Article 18 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 18 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify, and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from any such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

19. SURRENDER OF PREMISES.

19.1 Condition Upon Surrender. Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date, in broom-clean condition and in as good condition as when Tenant took possession, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty, and (iii) loss by condemnation. Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal. Subject to the terms of this Lease, Tenant shall remove the Existing FF&E upon the expiration or earlier termination of this Lease.

19.2 Tenant’s Property. If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant. On the Expiration Date Tenant shall surrender all keys to the Premises.

20. DESTRUCTION OR DAMAGE.

20.1 Duty to Restore. If the Premises or the Project are partially or totally damaged by fire or other casualty, and if such damage is insured against (including any applicable deductible) under any policy of fire or extended coverage insurance maintained by Landlord, the Lease shall not terminate and Landlord shall repair or reconstruct the Premises (to the same condition as required in Section 20.5) and the Project as soon as reasonably practicable at Landlord’s expense, unless Landlord elects to terminate the Lease as provided in Section 20.2 below.

20.2 Election to Terminate. If (i) the Premises or the Project are partially or totally damaged by fire or other casualty which is insured against (including any applicable deductible) under any policy of fire or extended coverage insurance maintained by Landlord, and the cost of repairing such damage exceeds twenty-five percent (25%) of the full replacement cost of the Premises or Project, as applicable; (ii) the repairs or restoration work is estimated to exceed one hundred eighty (180) days; (iii) at any time during the Term of this Lease, the Premises or the Project are partially or totally damaged by any casualty which is not insured against under any policy of fire or extended coverage insurance maintained by Landlord; or (iv) the damage occurs during the last year of the Term and the repairs or restoration work exceeds thirty (30) days, Landlord shall have the right to elect to either terminate the Lease or restore the Premises and such portion of the improvements in the balance of the Project as in Landlord’s sole discretion is necessary to create an economically feasible commercial project. Landlord shall give Tenant notice of Landlord’s election within sixty (60) days after the date of such damage. If Landlord elects to restore the Premises and the Project pursuant to this Section 20.2, (i) with respect to the Premises, Landlord and Tenant each shall restore the Premises as provided in Section 20.5 of this Lease; (ii) the damaged improvements in the balance of the Project shall be restored by Landlord; and (iii) the Lease shall remain in full force and effect. If Landlord elects to terminate the Lease pursuant to this Section 20.2, the Lease shall terminate effective thirty (30) days after the date of Landlord’s notice to Tenant of Landlord’s election to terminate the Lease.

20.3 Termination by Tenant. If Landlord is obligated or elects to repair or restore any damage to the Premises pursuant to this Article 20, Landlord shall give written notice (the “Repair Notice”) to Tenant of Landlord’s intention to perform such repair or restoration work within sixty (60) days after the date of such damage or destruction. Such notice shall include Landlord’s reasonable estimate of the period required to complete such repairs or restoration work (the “Repair Period”). If (i) the damage occurs other than during the last year of the Term of this Lease and the Repair Period exceeds one hundred eighty (180) days; or (ii) the damage occurs during the last year of the Term and the Repair Period exceeds thirty (30) days, Tenant, within five (5) days after the date of the Repair Notice, shall have the right to terminate this Lease by giving written notice of termination to Landlord, provided that Tenant is not then in default under the Lease. Tenant’s failure to give such notice within such five (5)-day period shall constitute Tenant’s irrevocable election not to terminate the Lease.

20.4 Abatement of Rent. If Landlord elects to restore the Premises and the Project pursuant to this Article 20, the Lease shall remain in full force and effect, and Rent shall be abated (unless the damage is the result of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees, or invitees, in which case any abatement shall be limited to insurance proceeds of Landlord covering any abatement of rent) to the extent Tenant’s use of the Premises for Tenant’s intended purpose is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 20.5 of this Lease.

20.5 Reconstruction Responsibilities. If the Premises are to be repaired under this Article, Landlord shall repair at its cost any injury or damage to the Building and the Premises. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of the Leasehold Improvements, Tenant Improvements and Tenant’s Property. Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

20.6 Future Laws. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, Building or Project by fire or other casualty, and any present or future law which purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement, shall have no application.

21. EMINENT DOMAIN.

21.1 Takings Resulting in Termination. If the entire Premises is appropriated or taken (a “Taking”) under the power of eminent domain by any public of quasi-public authority (an “Authority”), this Lease shall terminate as of the date of such Taking. If twenty-five percent (25%) or more of the floor area of the Premises is taken under the power of eminent domain by any Authority, or if by reason of any Taking, regardless of the amount taken, the remainder of the Premises is not one undivided parcel of property, either Landlord or Tenant may terminate this Lease as of the date Tenant is required to vacate a portion of the Premises, upon giving notice in writing of such election within thirty (30) days after receipt by Tenant from Landlord of written notice that the Premises have been so taken. Landlord shall promptly give Tenant notice in writing of any Taking after learning of it. If more than twenty-five percent (25%) of the floor area of the Project or of the Common Areas is taken (whether or not the Premises are so taken) under the power of eminent domain by any Authority or if access to the Premises is materially impaired, Landlord shall have the right to terminate this Lease as of the date any such areas are to be initially vacated by giving Tenant written notice of such election within thirty (30) days of the day of such Taking. If more than twenty percent (20%) of the floor area of the Premises is taken under the power of eminent domain by any Authority or if access to the Premises is materially impaired, either party shall have the right to terminate this Lease as of the date any such areas are to be initially vacated by giving the other party written notice of such election within thirty (30) days of the day of such Taking. If this Lease is terminated as provided in this Section 21.1, Landlord and Tenant shall each be released from any further obligations to the other party under this Lease, except for any obligations which have previously accrued.

21.2 Takings Not Resulting in Termination. If both Landlord and Tenant elect not to exercise any right granted hereunder to terminate this Lease in connection with the Taking, or this Lease is not terminable in connection with the Taking, Tenant shall continue to occupy that portion of the Premises which was not taken and (i) at Landlord’s cost and expense and as soon as reasonably possible, Landlord shall restore the Premises on the land remaining to a complete unit of like quality and character as existed prior to such Taking; and (ii) the Base Rent provided for in Article 5 shall be reduced on an equitable basis, taking into account the relative value of the portion of the Premises taken as compared to the portion remaining. Tenant hereby waives any statutory rights of termination which may arise by reason of any partial Taking of the Premises under the power of eminent domain. Tenant shall be responsible for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property.

21.3 Award. If this Lease is terminated under Section 21.1 or modified under Section 21.2, Landlord shall be entitled to receive the entire condemnation award for the Taking of all real property interests in the Premises. The Rent and other charges for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any Rent or any other charges paid in advance. Notwithstanding the foregoing and provided Tenant’s award does not reduce or affect Landlord’s award, Tenant’s right to receive a condemnation award for the Taking of its personal property, goodwill, relocation expenses and/or interest in other than the real property taken shall not be affected in any manner by the provisions of this Section 21.3.

21.4 Transfer Under Threat of Taking. For the purpose of this Article 21, a voluntary sale or conveyance under the threat of and in lieu of condemnation shall be deemed a Taking under the power of eminent domain.

22. INDEMNIFICATION.

22.1 Indemnification of Landlord. Except to the extent of Landlord’s active negligence or willful misconduct, Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of or related to: (1) Tenant’s use and occupancy of the Premises, Building or Project, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises, Building, or Project; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or (3) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall at Tenant’s expense, and by counsel satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim and shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding.

22.2 Exemption from Liability. Except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord or any of Landlord's agents, employees or contractors, Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project.

22.3 Indemnification of Tenant. Except to the extent of Tenant’s negligence or willful misconduct, Landlord shall indemnify and hold Tenant harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of or related to (1) any breach or default by Landlord of any of Landlord's obligations under this Lease, or (2) the negligence or willful misconduct of Landlord, its agents, employees, invitees or contractors. Landlord shall at Landlord’s expense, and by counsel reasonably satisfactory to Tenant, defend Tenant in any action or proceeding arising from any such claim and shall indemnify Tenant against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding.

23. INSURANCE.

23.1 Tenant’s Insurance Obligations. All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies acceptable to Landlord and Landlord’s lender and authorized and permitted to do business in the State. Each policy, excluding workers’ compensation and employer’s liability, shall include Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear. Each policy shall contain (i) a cross-liability endorsement, (ii) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A certificate of insurance evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefor. Landlord may, at any time and from time to time, inspect and/or copy any insurance policies required to be maintained by Tenant hereunder. No such policy shall be cancelable except after twenty (20) days written notice to Landlord and Landlord’s lender. Tenant shall furnish Landlord with renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof. Tenant agrees that if Tenant does not take out and maintain such insurance, then if Tenant's failure to maintain such insurance continues for ten (10) days after Tenant receives notice from Landlord, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums together with a ten (10%) percent handling charge payable within thirty (30) days of demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

23.2 Tenant’s Property Insurance. Beginning the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect policies of property insurance covering (i) all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 12 hereof), and (ii) trade fixtures, merchandise and the personal property from time to time in, on or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against any peril included within the classification “Fire and Extended Coverage” together with insurance against sprinkler damage, vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a loss as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.

23.3 Tenant’s Liability Insurance. Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect workers’ compensation insurance in compliance with the statutory requirements of the state(s) of operation and employer’s liability with a limit of $2,000,000 each accident/disease/policy limit as required by law and Commercial General Liability with a combined single limit of $5,000,000 per occurrence for bodily injury (including death) and property damage with respect to the construction of improvements on the Premises, the use, operation or condition of the Premises and the operations of Tenant in, on or about the Premises, including personal injury and property damage.

23.4 Landlord’s Insurance Obligations. Throughout the Term, Landlord shall maintain the following insurance, together with such other commercially reasonable insurance coverage as is generally maintained by comparable landlords for comparable buildings in the geographic area in which the Project is located, the premiums of which shall be included in Operating Expenses: (a) Commercial General Liability insurance applicable to the Project, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (b) All Risk Property Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law (collectively, “Landlord’s Insurance”).

24. WAIVER OF SUBROGATION.

Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against (or required to be insured against by the terms hereof) under any fire and extended coverage insurance policy which either may have in force at the time of the loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

25. SUBORDINATION AND ATTORNMENT.

Landlord and Tenant acknowledge and agree that there is currently no debt on the Project. Within twenty (20) days after written request from Landlord, or any first mortgagee or first deed of trust beneficiary of Landlord, or ground lessor of Landlord, Tenant shall, in writing and in a commercially reasonable form, subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust, or to the interest of any lease in which Landlord is lessee, and to all advances made or hereafter to be made thereunder. The holder of any security interest may, upon written notice to Tenant, elect to have this Lease prior to its security interest regardless of the time of the granting or recording of such security interest.

Likewise, Landlord shall provide Tenant such a non-disturbance agreement as to any future mortgage, deed of trust, deed to secure debt or similar financing instrument. The subordination of the Lease to a future deed to secure debt, mortgage, deed of trust or similar financing instrument is contingent upon the receipt by Tenant of a commercially reasonable non-disturbance agreement.

In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of the lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease, provided that such purchaser, transferee or lessor agrees to recognize this Lease and Tenant's rights hereunder.

26. ESTOPPEL CERTIFICATES.

26.1 Tenant’s Estoppel Certificates. Within ten (10) business days after written request from Landlord, Tenant shall execute and deliver to Landlord or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposited with Landlord; (d) that, to Tenant’s knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (e) any other factual matters reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within five (5) business days after Tenant's receipt of a second written request from Landlord to be sent after the expiration of the initial ten (10) business day period shall be conclusive upon Tenant that: (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counter-claim or deduction against Rent; and (3) not more than one month’s Rent has been paid in advance.

26.2 Landlord’s Estoppel Certificates. Within twenty (20) days after written request from Tenant, Landlord shall execute and deliver to Tenant or Tenant’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposited with Landlord; (d) that Tenant, to Landlord’s knowledge, is not in default hereunder or, if Tenant is claimed to be in default, stating the nature of any claimed default; and (e) any other factual matters reasonably requested by Tenant. Any such statement may be relied upon by a purchaser, assignee or lender. Landlord's failure to execute and deliver such statement within five (5) business days after Landlord's receipt of a second written request from Tenant to be sent after the expiration of the initial twenty (20) day period shall be conclusive upon Landlord that: (1) this Lease is in full force and effect and has not been modified except as represented by Tenant; and (2) there are no uncured defaults in Tenant's performance.

27. TRANSFER OF LANDLORD’S INTEREST.

In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, the transferring Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or Lease occurring after the consummation of such sale or transfer so long as the purchaser or transferee assumes in writing all of the obligations of “Landlord” hereunder. If any security deposit or prepaid Rent has been paid by Tenant, Landlord shall transfer the security deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

28. DEFAULT.

28.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

     a. If Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for ten (10) days after Tenant receives notice (but, with respect to payment of Base Rent and Direct Expenses, Landlord shall not be obligated to provide such written default notice on more than two (2) occasions in any one calendar year; thereafter for the remainder of such calendar year, an Event of Default shall occur if a payment of Base Rent or Direct Expenses is not made within five (5) days after the date due); or

     b. If Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease (including a monetary default not covered by Section 28.1.a above) and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that no default shall occur if the failure is not reasonably susceptible to cure within thirty (30) days so long as Tenant commences the cure within such thirty (30) day period and diligently pursues it to completion thereafter; or

     c. If Tenant makes a general assignment for the benefit of creditors, or provides for an arrangement, composition, extension or adjustment with its creditors; or

     d. If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or

     e. If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property.

Any written notice of default based upon Tenant’s failure to pay Rent or any other charges under the Lease which is given by Landlord pursuant to this Section 28.1 shall also constitute a notice to pay rent or quit pursuant to any applicable unlawful detainer statute, provided that such notice is served in accordance with the provisions of any such statute.

28.2 Remedies. In the event of Tenant’s default hereunder, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:

     a. Terminate this Lease and Tenant’s right to possession of the Premises and reenter the Premises and take possession thereof, and Tenant shall have no further claim to the Premises or under this Lease; or

     b. Continue this Lease in effect, reenter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or

     c. Reenter the Premises under the provisions of subparagraph b, and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.

If Landlord reenters the Premises under the provisions of subparagraphs b or c above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any reasonable alterations or repairs to the Premises; fourth to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

Should Landlord elect to terminate this Lease under the provisions of subparagraph a or c above, Landlord may recover as damages from Tenant the following:

               (1) Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

               (2) Rent Prior to Award. The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

               (3) Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided; plus

               (4) Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations, and (d) reletting the Premises, including broker’s commissions.

“The worth at the time of the award” as used in subparagraphs (1) and (2) above, is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth at the time of the award” as used in subparagraph (3) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).

The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver.

Landlord agrees to use reasonable efforts to mitigate damages following a default by Tenant to the extent required by Applicable Laws.

28.3 Landlord’s Default. In the event Landlord shall default in the payment, when due, of any monetary obligations to be paid by Landlord hereunder (including any interest due hereunder) and fails to cure said default within thirty (30) days after written notice thereof from Tenant; or if Landlord shall default in performing any of the covenants, terms or provisions of this Lease (other than the payment, when due, of any of Landlord’s monetary obligations hereunder) and fails to cure such default within thirty (30) days after written notice thereof from Tenant (or such longer period as may be reasonably necessary to cure such default if such default is not reasonably susceptible of being cured within such thirty (30) day period and Landlord commences its efforts promptly to cure the same and thereafter diligently, continuously and in good faith pursues the curing of the same to completion); then, and in any of said events, Tenant, at its option may pursue any one or more of the following remedies without further notice of demand whatsoever:

                         (a) In the event such default arises because of the failure by Landlord to pay to Tenant any allowance provided to Tenant, Tenant shall be entitled to offset the amount owed by Landlord (including any interest due hereunder) against Rent next accruing hereunder; provided, however, that no such offset shall exceed twenty percent (20%) of the Rent then due.

                         (b) In the event such default relates to the failure to provide any service, maintenance or repair required of Landlord under this Lease, then Tenant shall have the right, but not the obligation, to remedy Landlord’s failure and send Landlord an invoice and reasonable supporting documentation for the reasonable cost of such remedy. Such invoice shall be subject to Landlord's reasonable approval. If Landlord approves the invoice within thirty (30) days after receipt thereof, Tenant shall have the right to deduct such costs (including any interest due hereunder) from Rent next accruing hereunder. If Landlord disapproves the invoice or fails to approve the invoice within such thirty (30) day review period, Tenant shall not have the right to deduct such costs from Rent, and Tenant's sole remedy will be to petition the court for relief.

     The remedies set forth above are in addition to and cumulative with the Tenant’s rental abatement rights set forth elsewhere in the Lease. Such rental abatement rights may be exercised independently of any rights or remedies set forth above. In no event shall the cure periods set forth above extend the time periods elsewhere set forth in the Lease with respect to Tenant’s rental abatement rights. Whenever this Lease makes reference to Landlord’s paying interest to Tenant, such interest shall accrue at the rate set forth in Article 6 of the Lease.

Notwithstanding anything to the contrary contained in this Section 28.3, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Landlord to be responsible or liable for, and Tenant hereby releases Landlord from all liability for, consequential damages. This provision shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

29. BROKERAGE FEES.

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Tenant’s broker. Tenant shall indemnify and hold Landlord harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of Tenant. The parties agree that all commissions and fees in connection with this Lease shall be paid by Landlord to Landlord’s broker pursuant to a separate written agreement between Landlord and Landlord’s broker. Additionally, Landlord’s broker and Tenant’s broker have entered into a separate agreement dated September 15, 2009 whereby Landlord’s broker will pay a portion of the commission to Tenant’s broker as provided in a separate agreement between Tenant’s broker and Landlord’s broker.

30. NOTICES.

All notices, approvals and demands permitted or required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and to the Building manager, and (b) if to Tenant, to Tenant’s Mailing Address. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices. All notices, demands and requests for consent under the Lease shall be effective only (i) when delivered in person to the recipient; or (ii) upon refusal of delivery.

31. GOVERNMENT ENERGY OR UTILITY CONTROLS.

In the event of imposition of federal, state or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby.

32. QUIET ENJOYMENT.

Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.

33. OBSERVANCE OF LAW.

Tenant shall not do anything or suffer anything to be done in or about the Premises, Building or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, those relating to hazardous materials and hazardous substances and handicapped access (collectively, "Applicable Laws"). Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (i) Tenant's specific use of the Premises, (ii) any Leasehold Improvements made by Tenant to the Premises, or (iii) the Building Systems and Building Structure, but as to the Building Systems and Building Structure, only to the extent such obligations are triggered by Leasehold Improvements made by Tenant to the Premises, or Tenant's use of the Premises for non-typical general office use. Should any standard or regulation now or hereafter be imposed on Tenant by virtue of its specific use, occupancy or improvement of the Premises by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said Applicable Laws, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all other Applicable Laws relating to the Premises, Building and Project (specifically excluding the Leasehold Improvements), provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 33 to the extent consistent with the terms of Section 5.2 above.

34. HAZARDOUS WASTE.

34.1 Presence on Premises. Tenant shall not cause or permit any “Hazardous Material” (as defined in Section 34.3 below) to be brought, kept or used in or about the Premises by Tenant or its agents, employees, contractors or invitees in violation of any local, state or federal law. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses (including, without limitation, diminution in value of the Premises or Project, and sums paid in settlement of claims, attorneys’ fees, consultant fees and experts’ fees) which arise during or after the term of this Lease as a result of Tenant’s breach of this Article 34. The foregoing indemnification includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material caused or permitted by Tenant to be released or discharged in the soil or groundwater on or under the Premises. Without limiting this Article 34, if Tenant causes or permits the presence of any Hazardous Material on the Premises and such presence results in any contamination of the Premises, Tenant shall promptly take such actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material. Landlord’s written consent to the actions to be taken by Tenant and the contractors to be used by Tenant shall first be obtained, which approval shall not be unreasonably withheld so long as Landlord determines that such actions will not potentially have any adverse long-term or short-term effect on the Premises or the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided, however, Landlord shall have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 34.1, and to charge Tenant, as Additional Rent, for the costs thereof.

34.2 INTENTIONALLY DELETED.

34.3 Definition of Hazardous Materials. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Colorado or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “hazardous substance” or similar term under the Federal Water Pollution Control Act (33 U.S.C. §1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), (iv) petroleum, (v) asbestos or (vi) which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law.

34.4 As used in this Article 34, the term “law” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project.

34.5 It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

34.6 As of the date of this Lease, to Landlord's actual knowledge without duty of investigation or inquiry, Landlord has not received any notice of non-compliance of any Applicable Laws relating to Hazardous Material from any governmental entity in connection with the Property. For purposes of this Section 34.6, "Landlord's actual knowledge without duty of investigation or inquiry" shall be the actual knowledge without duty of investigation or inquiry of Brett Laplante, property manager for the Building.

35. FORCE MAJEURE.

Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, terrorism, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Article 35 shall excuse or delay either party’s obligation to pay any sum due under this Lease.

36. INTERRUPTION OF USE.

Except as otherwise set forth herein, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including without limitation telephone, telecommunication, condenser water, electrical and emergency power services) or for any diminution or interruption in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after commercially reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant, any other tenant, or other third parties not within Landlord’s control, any Force Majeure event or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except as otherwise provided herein, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to any delay or failure to furnish any of the services or utilities. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

37. CURING TENANT’S DEFAULTS.

If Tenant defaults (beyond any applicable notice and cure periods) in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) without waiving such default, perform the same for the account at the expense of Tenant. Tenant shall pay Landlord all costs of such performance promptly upon receipt of a bill therefor.

38. SIGN CONTROL.

Tenant shall not affix, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors if the same is visible from the exterior of the Premises, without the written consent of Landlord. Landlord shall have the right to remove any such signs or other matter installed without Landlord’s required permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as additional rent hereunder, payable within ten (10) days of written demand by Landlord. Subject to any city or local ordinances, and Landlord’s approval of the design, content and position, Tenant shall have the right to install a sign panel identifying its name on each of the two (2) existing monument signs. Tenant’s panels for the monument signs shall be at Tenant’s sole cost and expense, and Tenant shall pay for the cost of removing such signage at the end of the Term. Tenant shall have no such signage rights if Tenant reduces the Premises (as existing as of the Commencement Date) by more than twenty percent (20%) or if more than 25% of the Premises is sublet to any party other than any Permitted Transferee.

39. MISCELLANEOUS.

39.1 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

39.2 Confidentiality. Landlord and Tenant acknowledge that the content of this Lease and any related documents are confidential information. Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than such party’s financial, legal, and space planning consultants and prospective sublessees, transferees, assignees, or purchasers of the Premises and except as otherwise required by law or legal process.

39.3 Transportation Management. Tenant shall fully comply with all government-mandated present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

39.4 Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

39.5 Addenda. If any provision contained in an addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.

39.6 Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding.

39.7 Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Article and Section numbers refer to Articles and Sections in this Lease.

39.8 Landlord Exculpation. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. Landlord’s interest in the Project shall include, without limitation, all rents, proceeds, insurance awards and profits derived from or relating to the Project. Landlord shall not have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section shall inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if

Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER LANDLORD OR THE LANDLORD PARTIES SHALL BE LIABLE TO TENANT FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF BUSINESS OPPORTUNITY, LOSS OF DATA, AND/OR LOSS OF PROFITS (COLLECTIVELY, "CONSEQUENTIAL DAMAGES") ARISING IN ANY MANNER FROM THIS LEASE OR THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER REGARDLESS OF THE FORSEEABILITY THEREOF. ADDITIONALLY, TENANT SHALL NOT BE LIABLE TO LANDLORD FOR ANY CONSEQUENTIAL DAMAGES ARISING IN ANY MANNER FROM THIS LEASE OR THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER REGARDLESS OF THE FORSEEABILITY THEREOF, EXCEPT TO THE EXTENT SUCH CONSEQUENTIAL DAMAGES ARE CAUSED BY HAZARDOUS MATERIAL INTRODUCED ONTO THE PROJECT BY TENANT IN VIOLATION OF SECTION 34.1 ABOVE OR BY TENANT HOLDING OVER AFTER THE EXPIRATION OF THE TERM OF THIS LEASE IN VIOLATION OF SECTION 18 ABOVE.

39.9 Intentionally Deleted.

39.10 Changes Requested by Lender. Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of the party from whom consent to such charge or amendment is requested.

39.11 GOVERNING LAW; WAIVER OF TRIAL BY JURY. THIS LEASE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF COLORADO, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY STATE LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

39.12 Conference Rooms. Tenant shall have the right to reserve and use any conference rooms located in Building D, at no charge to Tenant, subject to availability and reasonable rules and regulations prescribed by Tenant.

39.13 Corporate Authority. If Tenant is a corporation, each individual signing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors authorizing such execution.

39.14 Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

39.15 Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

39.16 Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request (but not more than twice a calendar year), with Tenant's parent company's most current, publicly-available, unconsolidated financial statements; provided, however, in the event such financial statements do not specifically identify the financials of Tenant, Tenant shall instead provide a letter from its Treasurer or Chief Financial Officer certifying the net worth of Tenant ending in the previous fiscal quarter. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

39.17 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

39.18 Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant and with whom Tenant has entered into a commercially reasonable non-disturbance agreement, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have, from the date such mortgagee's or beneficiary's receives such notice of default from Tenant, forty-five (45) days to cure the default (or such longer period as may be reasonably necessary to cure such default if such default is not reasonably susceptible of being cured within such forty-five (45) day period and the mortgagee or beneficiary commences its efforts promptly to cure the same and thereafter diligently, continuously and in good faith pursues the curing of the same to completion).

39.19 Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

39.20 Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

39.21 Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

39.22 Successors or Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

39.23 Time of the Essence. Time is of the essence of this Lease.

39.24 Waiver. No delay or omission in the exercise of any right or remedy of either party upon any default by the other shall impair such right or remedy or be construed as a waiver of such default.

The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular Rent payment involved.

No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

Any waiver by either party of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

40. OPTIONS TO EXTEND.

40.1 Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant“) two (2) options (“Options“) to extend the Term for the entire Premises for a period of five (5) years each (“Option Terms“), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 41 shall be personal to the Original Tenant and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises as of the date of the Interest Notice (as defined in Section 41.3 below). Notwithstanding anything to the contrary contained herein, Tenant’s exercise of the first Option shall not obligate Tenant to exercise the second Option.

40.2 Option Rent. The rent payable by Tenant during the Option Terms (“Option Rent“) shall be equal to the “Market Rent” (defined below). “Market Rent“ shall mean the applicable Monthly Base Rent, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the time of Landlord’s “Option Rent Notice” (as defined below), are entering into leases for non-sublease space which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in office buildings comparable to the Project in the Colorado Springs, Colorado office market, taking into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a typical general office user.

40.3 Exercise of Option. Each Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default and shall not have been in default under this Lease more than once (beyond any applicable notice and cure periods) on the delivery date of the Interest Notice and Outside Agreement Date (as defined below); (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term or the first Option Term, as applicable, stating that Tenant is interested in exercising the applicable Option, (iii) within sixty (60) days of Landlord’s receipt of the Interest Notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth Landlord’s determination of Market Rent; and (iv) Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of the Option Rent Notice within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon Market Rent using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Market Rent and such determination shall be submitted to arbitration as provided below. Failure of Tenant to so elect in writing within Tenant’s Review Period shall conclusively be deemed its approval of the Market Rent determined by Landlord.

40.4 Arbitration. In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Market Rent which triggers the negotiation period of this Section 40.4, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have thirty (30) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Market Rent using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Market Rent and such determination shall be submitted to arbitration as provided below.

                         (a) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rent within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the vicinity of the Project. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Market Rent prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent for the Premises is the closest to the actual Market Rent for the Premises as determined by the arbitrator, taking into account the requirements of this Article 40. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Market Rent (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

                         (b) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the El Paso County Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties. The cost of arbitration shall be paid by Landlord and Tenant equally.

41. EXPANSION OPTION.

41.1 Subject to the Pre-Existing Rights (as defined below), and provided that such space is available for lease, Tenant shall have, during the period commencing on the Commencement Date and ending on the Rent Commencement Date, the option to lease (the “Expansion Option”) any or all of the following, but only in the order set forth below: (a) the entirety of the remaining space on the second (2nd) floor of the Building, and/or the full fourth (4th) floor of the Building, (b) the full fourth (4th) floor in Building D of the Project, and (c) the full fifth (5th) floor of Building D of the Project (collectively, the “Additional Space”). The Additional Space leased must first be leased in the order set forth above (i.e. the Building D Additional Space cannot be leased until all of the Additional Space in the Building is first leased). Additionally, Tenant can only lease the entirety of all of the available space for lease on such floor. The leasing of the applicable Additional Space shall be at the same Rent and upon the same terms and conditions provided herein for the Premises, except that (i) the Term for any Additional Space shall end on the same day as the Term for the Premises; (ii) instead of the Tenant Improvement Allowance provided under Exhibit “C” hereto, Landlord shall provide a $10.00 per rentable square foot tenant improvement allowance for such Additional Space; (iii) Tenant’s obligation to pay Rent for the Additional Space shall commence upon Landlord’s delivery of the Additional Space to Tenant in its then-current “as is” condition, at the Annual Base Rent set forth in Section 2.a.; and (iv) Landlord and Tenant shall enter into a mutually acceptable amendment of this Lease memorializing Tenant’s exercise of its Expansion Option and setting forth the terms upon which Tenant will lease the Additional Space. As set forth in Section 2(i) above, the Rentable Area of the Additional Space shall be determined in accordance with BOMA Standards. Tenant shall give Landlord at least thirty (30) days prior notice of its exercise of the Expansion Option. The exercise of the Expansion Option shall create a binding agreement between Landlord and Tenant for the leasing of the Additional Space upon the same terms and conditions of this

Lease, except as set forth above. In the event Tenant fails to exercise its Expansion Option by the Rent Commencement Date, Tenant’s Expansion Option shall terminate and not be of any further force or effect at any time.

41.2 Notwithstanding any language herein to the contrary, Tenant’s Expansion Option is a one time right which shall only be valid until the Additional Space is first leased by the Landlord or the Rent Commencement Date, whichever occurs first, at which time Tenant’s Expansion Option shall terminate and not be of any further force or effect thereafter. The parties acknowledge and agree that unless Tenant exercises its rights under Article 42 below, Landlord shall be free to lease the Additional Space to any party on any terms desirable by Landlord.

41.3 As used herein, the “Pre-Existing Rights” shall mean the following: EDS Information Services LLC has certain rights to expand on the 2nd floor of the Building. Additionally, Landlord and Tenant acknowledge and agree that the Expansion Option is not intended to prohibit Landlord from marketing and leasing the Additional Space to prospective tenants. Until and unless Tenant provides notice of its exercise of the Expansion Option (at which time, subject to Section 42 below, Landlord shall only be prohibited from leasing to others the Additional Space Tenant has elected to include within the Premises pursuant to the Expansion Option), Landlord (subject to Section 42 below) may lease the Additional Space to other parties without notice and without the consent of Tenant.

42. RIGHT OF FIRST OFFER.

42.1 So long as there does not exist a default (beyond any applicable notice and cure periods) by Tenant hereunder at the time of the delivery to a prospective tenant by Landlord of a bona fide proposal to lease all or a portion of the Additional Space, Landlord shall provide, and hereby grants, to Tenant, a right of first offer (the "Right of First Offer") with respect to the Offered Space (as defined below) on the following terms and conditions:

     a. At such time as Landlord delivers to a prospective tenant a bona fide proposal for leasing any portion of the Additional Space (the “Offered Space”) for a term of more than one (1) year, Landlord shall provide Tenant a written notice (“Landlord’s Notice of Terms”) describing the financial terms and conditions (including length of lease term) of the proposed lease between Landlord and the prospective tenant.

     b. The deadline for Tenant to exercise its right to lease the Offered Space (the “Exercise Deadline”) shall be seven (7) business days from the receipt of Landlord’s Notice of Terms. If Tenant elects not to exercise the Right of First Offer, Tenant may provide Landlord with a written notice containing the financial terms and conditions Tenant would be willing to accept for the Offered Space ("Tenant's Notice of Terms") by the Exercise Deadline. If Tenant fails to provide written notice of its exercise of the Right of First Offer prior to the Exercise Deadline, Landlord shall have the right to lease the Offered Space on the terms contained in Landlord's Notice of Terms or on such other terms and conditions as Landlord may decide in its sole discretion (subject to the remaining provisions of this paragraph) at any time within one hundred eighty (180) days following the date of Landlord’s Notice of Terms to the prospective tenant who received the bona fide proposal from Landlord or an affiliate thereof. If Landlord does not enter into a new lease on the terms contained in the Landlord's Notice of Terms or on such other terms and conditions as Landlord may decide in its sole discretion (subject to the remaining provisions of this paragraph) with the prospective tenant or an affiliate thereof within such one hundred eighty (180) day period, Landlord shall again provide Tenant a Landlord’s Notice of Terms and Tenant shall have the Right of First Offer prior to Landlord being entitled to lease all or a portion of such Offered Space. Prior to Landlord delivering to a prospective tenant a proposal for leasing the Offered Space on financial terms and conditions (including length of lease term) equivalent to or less favorable for Landlord than those contained in Tenant's Notice of Terms (if originally provided as set forth above), or if Landlord (at its sole discretion) is willing to accept the terms and conditions contained in Tenant's Notice of Terms, Landlord shall again offer the Offered Space to Tenant on the terms and conditions set forth in Tenant's Notice of Terms, and Tenant shall have five (5) business days from Tenant's receipt of such offer to exercise the Right of First Offer. If Tenant fails to provide written notice of its exercise of its Right of First

Offer within such five (5) business day period, Landlord (subject to Landlord's obligation to re-offer the Offered Space to Tenant in the event the one hundred eighty (180) day period has expired as provided above) shall at any time thereafter have the right to lease the Offered Space on any terms and conditions in Landlord's sole discretion, including terms and conditions which may be more favorable to Landlord than those contained in Tenant's Notice of Terms.

     c. If Tenant timely exercises its Right of First Offer, Tenant shall lease the Offered Space on the terms and conditions set forth in Landlord’s Notice of Terms or Tenant's Notice of Terms, as applicable. Landlord and Tenant shall enter into a new lease or an amendment to this Lease with respect to the Offered Space containing terms and conditions identical to those specified in Landlord’s Notice of Terms or Tenant's Notice of Terms, as applicable.

     d. Tenant acknowledges and agrees that the Additional Space is encumbered by the Pre-Existing Rights, and that Tenant’s rights with respect to such space are subject and subordinate to such rights.

42.2 Notwithstanding any language herein to the contrary, Tenant’s Right of First Offer is a one-time right with respect to each portion of the Additional Space which shall only be valid until the applicable portion of the Additional Space is first leased by the Landlord, at which time Tenant’s Right of First Offer shall terminate and not be of any further force or effect thereafter as to such Additional Space.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed this Lease as of the dates set forth below.

Date:	11/17/09	Date:	11/11/09

Landlord:		Tenant:

VERIZON BUSINESS NETWORK SERVICES, a Delaware corporation		AMERICAN TELECONFERENCING SERVICES, LTD., dba Premiere Global Services

By:	/s/ Christopher J. Kelly	By:	/s/ David E. Trine

Title:	Executive Director	Title:	David E. Trine, Chief Financial Officer
By:
Title: